FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-231553

February 15, 2022

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the registration statement, any amendment and any applicable prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

ENBRIDGE INC.

2.150% Senior Notes due 2024

2.500% Senior Notes due 2025

Floating Rate Senior Notes due 2024

Issuer:	Enbridge Inc.

Guarantors:	Spectra Energy Partners, LP Enbridge Energy Partners, L.P.

Issue of Securities:	2.150% Senior Notes due 2024	2.500% Senior Notes due 2025	Floating Rate Senior Notes due 2024

Principal Amount:	US$400,000,000	US$500,000,000	US$600,000,000

Coupon:	2.150%	2.500%	Compounded SOFR plus 0.630% per annum (63 basis points)

Compounded SOFR:			A compounded average of SOFR determined for each quarterly Floating Rate Notes Interest Period based on SOFR Index and determined in accordance with the specific formula described under “Description of the Notes and the Guarantees—Principal and Interest—Compounded SOFR” in the prospectus supplement filed with the SEC for the offering to which this communication relates.

Day Count Convention:	30/360	30/360	Actual/360

Interest Payment Dates:	Semi-annually on February 16 and August 16, commencing on August 16, 2022.	Semi-annually on February 14 and August 14, commencing on August 14, 2022.	Quarterly on February 16, May 16, August 16 and November 16, commencing on May 16, 2022.

Maturity Date:	February 16, 2024	February 14, 2025	February 16, 2024

Treasury Benchmark:	0.875% due January 31, 2024	1.500% due February 15, 2025

U.S. Treasury Yield:	1.563%	1.793%

Spread to Treasury:	+0.630%	+0.730%

Re-offer Yield:	2.193%	2.523%

Initial Price to Public:	99.916%	99.934%	100.000%

Minimum Denominations:	US$2,000 x $1,000	US$2,000 x $1,000	US$2,000 x $1,000

Optional Redemption:	On any date prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.	On any date prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.	None

Make-Whole Premium:	U.S. Treasury +10 bps	U.S. Treasury +12.5 bps

Tax Redemption	Each series of notes may redeemed in whole, at any time, if certain changes affecting Canadian withholding taxes occur. See “Description of the Notes and the Guarantees— Redemption—Tax Redemption” contained in the prospectus supplement filed with the SEC for the offering to which this communication relates.

CUSIP / ISIN:	29250N BK0 / US29250NBK00	29250N BL8 / US29250NBL82	29250N BM6 / US29250NBM65

Trade/Pricing Date:	February 15, 2022

Settlement Date:	February 17, 2022 (T+2)

Joint Book-Running Managers:	BofA Securities, Inc. Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Truist Securities, Inc.

Co-Managers:	Loop Capital Markets LLC Academy Securities, Inc AmeriVet Securities, Inc. C.L. King & Associates, Inc. Roberts & Ryan Investments, Inc.

Capitalized terms used and not defined herein have the meanings assigned in the issuer’s Preliminary Prospectus Supplement, dated February 15, 2022.

The issuer and guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Mizuho Securities USA LLC at 1-800-271-7403, SMBC Nikko Securities America, Inc. at 1-888-868-6856 or Truist Securities, Inc. at 1-800-685-4786.

Not for retail investors in the European Economic Area (“EEA”) or the United Kingdom. No key information document (KID) as required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) or as required by the PRIIPs Regulation as it forms part of domestic UK law by virtue of the European Union (Withdrawal) Act 2018, as amended, has been prepared as not available to retail investors in the EEA or the United Kingdom, respectively.

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